Exhibit 21

StemCells Company Organization Chart

StemCells Company Organization Chart


StemCells, Inc. (DE Corp.)
(TIN 94-3078125)
Stem Cell Sciences Holdings Limited
(a private limited company registered in U.K.
(Reg. No. SC 247746))
Stem Cell Sciences (UK) Limited
(a private limited company
registered in Scotland (Reg. No. SC 209852))
Stem Cell Sciences (Australia) Pty Limited
f/d/b/a Stem Cell Sciences Limited
(a private limited company
registered in Australia
(Reg. No. ACN 063 293 130))